Sales Contract

C/N:ZT0901

Date: Feb. 19th, 2009

Buyer: Shandong Zhanhuahaohua Fruit Juice Co., Ltd.

Supplier: Shandong Longkang Fruit Juice Co., Ltd.

Name of the Product:	Specifition	Quantity:	Unit Price (Yuan):	Total Value (Yuan):	Remark
Concentrated Pear Juice	70 sugar	2500	18000	45000000	Sugar: 70+/-
Total	45000000 yuan

ⅠQuality conditions: The quality condition should satisfy the customer’s requirements and should be in line with the national standards.

Ⅱ Packing requirements:

1 Goods should be packed by iron drums outside and aseptic plastic bags inside; or according to the requirement with net weight of 275 kg each.

2 The iron drums and aseptic plastic bags should be intact and should be in line with the national food sanitation standards.

Ⅲ Terms of payment: The factory will pay cash while accepting the goods.

Ⅳ Delivery time: According customer’s requirement

Ⅴ Insurance: The buyer should be responsible for the insurance.

Ⅵ Inconsistent quantity: If the quantity is inconsistent with the contract, the buyer shall notify the supplier within 30 days after having received the goods. The suppler shall not be liable for the lost caused by transportation.

Ⅶ Force Majeure: Both parties shall not be liable for the violation of the contract caused by force majeure, but the supplier shall notify the buyer without delay.

Ⅷ Arbitration: All disputes arising out of the performance of, or relating to the contract, shall be settled amicably through friendly negotiation. In case no settlement can be reached through negotiation, the case shall then be submitted to the local Arbitration Commission, for arbitration in accordance with its Ruled of Arbitration. The arbitration award is final and shall have binding force upon the two parties.

Ⅸ Other terms:

This contract is in duplicate; each party retains one copy. Each party retains one copy of the signature. This contract comes into force after the signature by representative of each party, and the contract ends when the delivery is over.

Supplier: /s/ Shandong Longkang Fruit Juice Co., Ltd.

Buyer: /s/ Shandong Zhanhuahaohua Fruit Juice Co., Ltd.

Agent:	Agent:

Supplemental Agreement

Supplier: Shandong Longkang Fruit Juice Co., Ltd.

Acquirer: Shandong Zhanhuahaohua Fruit Juice Co., Ltd.

Since 2008, due to the influence of economic crisis, the enterprise has encountered the difficulty of capital liquidity. Based on the principle of vigorously supporting the customer’s business and the original contract, both parties have friendly negotiated on the issue of signing up the following supplemental agreement on some of the quantity of 1485 tons.

Ⅰ The advanced payment shall be 30%; 30% of the total amount shall be paid until the end of May; 40% of the total amount shall be paid until the end of June.

Ⅱ Rebate policy: The company has discussed and decided that they shall rebate 1.0% of the sales value to customers who can settle up the entire amount before the end of June as payback for customers.

Ⅲ Liability for breach the contract: If the amount can not be settled up on time, then the supplier shall have the right to ask for compensation as twice as the original amount from the acquired.

Ⅳ Arbitration: All disputes arising shall be settled amicably through friendly negotiation. In case no settlement can be reached through negotiation, the case shall then be submitted to the local Arbitration Commission, for arbitration in accordance with its Ruled of Arbitration. The arbitration award is final and shall have binding force upon the two parties.

Shandong Longkang Fruit Juice Co., Ltd.	Shandong Zhanhuahaohua Fruit Juice Co., Ltd.

Date: Feb. 21st, 2009	Date: Feb. 21st, 2009